Exhibit 99.1

Caterpillar contact:

Tiffany Heikkila

Mobile: 832-573-0958

Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Chairman and CEO Jim Umpleby to become Executive
Chairman; Caterpillar Chief Operating Officer Joe Creed Elected as
Caterpillar’s Next CEO

Irving, Texas, April 15, 2025 – After eight years as CEO and nearly 45 years of service, Caterpillar Inc. (NYSE: CAT) Chairman and CEO D. James Umpleby III will become Executive Chairman of the Board effective May 1. Chief Operating Officer (COO) Joseph E. Creed, a 28-year Caterpillar veteran, will succeed him as CEO and join the Board of Directors May 1.

After assuming the role of CEO on January 1, 2017, Umpleby led the development and execution of a new strategy for long-term profitable growth, creating significant shareholder value. In 2024, Caterpillar achieved record full-year adjusted profit per share, which increased more than sixfold during Umpleby’s tenure as CEO.

“I’m grateful to have had the opportunity to work with Caterpillar’s dedicated global team of employees and dealers for my entire career. As we celebrate our 100th anniversary, we honor those who came before us establishing a culture of excellence serving our customers.” said Umpleby. “I have great confidence in my successor Joe Creed and the entire Executive Office to lead our global team as Caterpillar embarks upon our second century of helping our customers build a better, more sustainable world.”

Creed joined Caterpillar in 1997 and has held numerous positions of increasing responsibility across multiple divisions of Caterpillar. He was promoted to Chief Financial Officer for Caterpillar’s Energy &Transportation business segment in 2013, then to Vice President of Caterpillar’s Finance Services Division in 2017. Creed also served as interim Chief Financial Officer for Caterpillar in 2018. He then became Vice President of the Oil & Gas and Marine Division and the Electric Power Division. In 2021, he was promoted to Group President of Energy & Transportation. Effective November 1, 2023, Creed was appointed to the newly created position of Chief Operating Officer.

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"For 100 years, our incredible people have been the foundation of Caterpillar’s success,” said Creed. “I'm proud to work alongside our talented Caterpillar employees and dealers as we continue to support customers across our diverse businesses, from disaster recovery and building the world's infrastructure to delivering critical minerals and reliable energy. I look forward to leading this amazing team as we build upon Caterpillar’s legacy of excellence.”

Debra L. Reed-Klages, who has served as a Director since June 2015, will remain on the Board as independent Presiding Director, a position she has held since June 2022.

“We are deeply grateful for Jim’s leadership and appreciate the outstanding results he achieved during his tenure. His impact on our customers, dealers, shareholders and employees will continue for years to come,” Reed-Klages said. “Joe’s selection as CEO is the result of a multi-year succession planning process by the Board of Directors. He is a proven leader with significant experience in Caterpillar’s global businesses. We are confident Joe will position Caterpillar for continued future success.”

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About Caterpillar

With 2024 sales and revenues of $64.8 billion, Caterpillar Inc. is the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For 100 years, we’ve been helping customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/social-media.html.

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Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “forecast,” “target,” “guide,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements. Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (vi) our ability to develop, produce and market quality products that meet our customers’ needs; (vii) the impact of the highly competitive environment in which we operate on our sales and pricing; (viii) information technology security threats and computer crime; (ix) inventory management decisions and sourcing practices of our dealers and our OEM customers; (x) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xi) union disputes or other employee relations issues; (xii) adverse effects of unexpected events; (xiii) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xiv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xv) our Financial Products segment’s risks associated with the financial services industry; (xvi) changes in interest rates or market liquidity conditions; (xvii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xx) increased pension plan funding obligations; (xxi) alleged or actual violations of trade or anti-corruption laws and regulations; (xxii) additional tax expense or exposure, including the impact of U.S. tax reform; (xxiii) significant legal proceedings, claims, lawsuits or government investigations; (xxiv) new regulations or changes in financial services regulations; (xxv) compliance with environmental laws and regulations; (xxvi) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xxvii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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